EXHIBIT 15.1





Eckerd Corporation
8333 Bryan Dairy Road
Largo, Florida 34647

Gentlemen:

Re: Amendment No. 1 to the Registration Statement on
    Form S-3 of Eckerd Corporation

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated June 10, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG Peat Marwick LLP



Tampa, Florida
July 27, 1995